Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #81 dated July 29th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date:	July 26, 2004
Issue Price:	100%


Original Issue Date:	July 29, 2004
Principal Amount:	$412,000.00


Maturity Date:	March 15, 2010




Interest Rate: 4.000%


Interest Payment Dates: 08/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.00%


Proceeds Before expenses: 99.00% ($407,880.00)


Survivor's Option: Yes


Redemption or Repayment: At Maturity

Redemption/Repayment Terms: Not Applicable




Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MDN7


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161